Exhibit 99.1

IMUNON Appoints Director Dr. Stacy R. Lindborg as President and CEO

Assumes leadership role as Company anticipates multiple near-term clinical milestones

Brings extensive leadership and experience in drug development and business strategy

LAWRENCEVILLE, N.J. (May 8, 2024) – IMUNON, Inc. (NASDAQ: IMNN), a clinical-stage drug-development company focused on developing non-viral DNA-mediated immunotherapy and next-generation vaccines, today announced the appointment of Stacy R. Lindborg, Ph.D. as President and Chief Executive Officer, effective May 13, 2024. Dr. Lindborg has served on IMUNON’s board of directors since 2021.

Dr. Lindborg assumes the leadership of IMUNON at a pivotal time. Topline results from the Phase 2 OVATION 2 Study with IMUNON’s lead asset, IMNN-001 using the TheraPlas modality, in advanced ovarian cancer are expected by mid-summer. Phase 1 proof-of-concept data from IMNN-101 using the PlaCCine modality in seasonal COVID-19 are anticipated by year-end.

“Dr. Lindborg is uniquely qualified to take the reins as IMUNON’s President and CEO, bringing a track record of success in virtually every aspect of the work before the company,” said Michael H. Tardugno, IMUNON’s executive chairman. “Her ability to navigate global regulatory paths, having successfully delivered products from the clinic to the market, will be valuable to IMUNON as our pipeline advances. We have benefited significantly from her counsel as a director, where she has played an integral role in establishing our strategic priorities. We now look forward to benefiting from her expertise in a new and deeper capacity, especially as our near-term data readouts will require important decisions with respect to advancing various programs and assets.”

Dr. Lindborg has nearly 30 years of pharmaceutical and biotech industry experience with a particular focus on R&D, regulatory affairs, executive management and strategy development. She has designed, hired and led global teams, guiding long-term vision for growth through analytics and stimulating innovative development platforms to increase productivity. She joins IMUNON from BrainStorm Cell Therapeutics, where she was Executive Vice President and Co-Chief Executive Officer and where she remains a member of the board of directors. At BrainStorm she was accountable for creating and executing clinical development strategies through registration and launch and progressed its novel cell therapy for ALS through a positive Phase 3 Special Protocol Assessment (SPA) study with the U.S. Food and Drug Administration. She interacted frequently with investors and analysts, represented the company in the scientific community as well as with the media, and played an active role in discussions with potential business partners.

Dr. Lindborg previously was Vice President & Global Analytics and Data Sciences Head, responsible for R&D and marketed products at Biogen. She began her biopharmaceutical career at Eli Lilly and Company where over the course of 16 years she assumed positions of increasing responsibility, including Head of R&D strategy.

Commenting on her appointment, Dr. Lindborg said, “I have enjoyed being close to the emerging science during the development of our IL-12 therapy TheraPlas and our PlaCCine modalities, in addition to getting to know the depth of talent in the company. I am thrilled to assume direct managerial responsibilities as we work to bring these important products and technologies to patients. I am also excited by the prospect of creating shareholder value as we determine the next steps for our platform products.”

Dr. Lindborg received an M.A. and Ph.D. in statistics, and a B.A. in psychology and math from Baylor University. She has authored more than 200 presentations and 90 manuscripts that have been published in peer-reviewed journals, including 20 first-authored. She has held numerous positions within the International Biometric Society and American Statistical Association and was elected Fellow in 2008.

About IMUNON

IMUNON is a clinical-stage biotechnology company focused on advancing a portfolio of innovative treatments that harness the body’s natural mechanisms to generate safe, effective and durable responses across a broad array of human diseases, constituting a differentiating approach from conventional therapies. IMUNON is developing its non-viral DNA technology across its modalities. The first modality, TheraPlas®, is developed for the coding of cytokines and other therapeutic proteins in the treatment of solid tumors where an immunological approach is deemed promising. The second modality, PlaCCine®, is developed for the delivery of DNA-coded viral antigens that can elicit a strong immunological response. This technology may represent a promising platform for the development of vaccines in infectious diseases.

The Company’s lead clinical program, IMNN-001, is a DNA-based immunotherapy for the localized treatment of advanced ovarian cancer currently in Phase 2 development. IMNN-001 works by instructing the body to produce safe and durable levels of powerful cancer-fighting molecules, such as interleukin-12 and interferon gamma, at the tumor site. Additionally, the Company is entering a first-in-human study of its COVID-19 booster vaccine (IMNN-101). We will continue to leverage these modalities and to advance the technological frontier of plasmid DNA to better serve patients with difficult-to-treat conditions. For more information on IMUNON, visit www.imunon.com.

Forward-Looking Statements

IMUNON wishes to inform readers that forward-looking statements in this news release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including, but not limited to, statements regarding the Company’s IND application, expectations regarding the Phase 1 clinical study of IMNN-101, including with respect to enrollment for the study and reporting of data, the potential efficacy and safety profile of our PlaCCine platform, potential partnering opportunities, and the Company’s plans and expectations with respect to its development programs more generally, are forward-looking statements. We generally identify forward-looking statements by using words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances). Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, uncertainties relating to unforeseen changes in the course of research and development activities and in clinical trials; the uncertainties of and difficulties in analyzing interim clinical data; the significant expense, time and risk of failure of conducting clinical trials; the need for IMUNON to evaluate its future development plans; possible actions by customers, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in IMUNON’s filings with the Securities and Exchange Commission. IMUNON assumes no obligation, except to the extent required by law, to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Contacts:
IMUNON	LHA Investor Relations
Jeffrey W. Church	Kim Sutton Golodetz
609-482-2455	212-838-3777
jchurch@imunon.com	kgolodetz@lhai.com

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